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                                                                    EXHIBIT 23.2



                        Consent of Independent Auditors



The Board of Directors
CNET, Inc.


We consent to incorporation by reference in the registration statement on Forms S-8 (File Nos.333-07667, 333-34491 and 333-67325) and Forms S-3 (File Nos.
333-46203, 333-56633 and 333-73023) of CNET, Inc. of our report dated June 8,
1999, except as to Note 11(c) which is as of June 25, 1999, relating to the balance sheets of SNAP! LLC as of December 31, 1997 and 1998, and the related statements of operations, members' deficit, and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K/A of CNET, Inc.



                                                            KPMG LLP



San Francisco, California
July 14, 1999